Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Frank S. Pellegrino
Chief Financial Officer
847-214-4138

Michael J. Valentine
Group President
847-214-4509

FOR IMMEDIATE RELEASE

THURSDAY, JANUARY 27, 2022

Quarterly Net Sales Increased 8.4% on Volume Growth in all Distribution Channels.

Quarterly Overview:	Year to Date Overview:

• Net sales increased 8.4%	• Net sales increased 8.0%
• Sales volume increased 6.0%	• Sales volume increased 9.7%
• Gross profit decreased 1.1%	• Gross profit increased 12.9%
• Net income decreased 33.4%	• Net income decreased 0.6%

Elgin, IL, January 27, 2022— John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (the “Company”) today announced operating results for its fiscal 2022 second quarter. Net income for the second quarter of fiscal 2022 was $13.2 million, or $1.14 per share diluted, compared to net income of $19.9 million, or $1.72 per share diluted, for the second quarter of fiscal 2021. Net income for the first two quarters of fiscal 2022 was $32.5 million, or $2.81 per share diluted, compared to net income of $32.7 million, or $2.83 per share diluted, for the first two quarters of fiscal 2021.

Net sales increased to $253.2 million for the second quarter of fiscal 2022 from $233.6 million for the second quarter of fiscal 2021. The increase in net sales was attributable to a 6.0% increase in sales volume, which is defined as pounds sold to customers, and a 2.3% increase in the weighted average sales price per pound. The increase in the weighted average selling price per pound came from a shift in product mix from lower priced peanuts to higher priced trail and snack mixes and tree nuts as consumer preferences favored higher priced products in the current second quarter. Sales volume increased in all three distribution channels in the current second quarter. Sales volume in the consumer distribution channel increased 2.2%, which was driven by a 7.6% increase in private brand sales volume mainly from sales volume increases in trail and snack mixes, almonds and mixed nuts mainly from new distribution at existing customers, which was partially offset by a decrease in sales volume for private brand peanuts and cashews. Sales volume increases for all of our branded products except Fisher snack nuts also contributed to the sales volume increase in the consumer channel. Sales volume in the consumer distribution channel accounted for 75.4% of total sales volume in the current second quarter. Sales volume increased 27.1% in the commercial ingredients distribution channel mainly due to a 42.7% increase in sales volume to foodservice customers. The increase in foodservice sales volume was attributable to improved conditions in the restaurant industry from fewer COVID-19 restrictions as the Company’s sales volume in this distribution channel started to return to pre – COVID-19 levels. Sales volume in the contract packaging distribution channel increased 11.4% primarily due to increased promotional and merchandising activity and increased distribution by a major customer in this channel.

Sales volume for our branded products within the consumer distribution channel changed in the quarterly comparison as follows:

Fisher recipe nuts	9.6%
Orchard Valley Harvest	4.1%
Fisher snack nuts (excluding discontinued product line)	(13.7)%
Fisher snack nuts (including discontinued product line)	(45.0)%
Southern Style Nuts	8.5%

The increase in sales volume for Fisher recipe nuts was due to increased distribution and merchandising activity at two existing grocery customers. The increase in sales volume for Orchard Valley Harvest was primarily driven by a sales increase at a major customer in the non-food sector, as this retailer continues to recover from COVID-19 restrictions, and new distribution at an internet retailer. These gains were partially offset by reduced merchandising activity and item discontinuance at a mass merchandising retailer. The Fisher snack nuts sales volume decrease was due to the discontinuance of our inshell peanut product line, which occurred in the fourth quarter of fiscal 2021, and a seasonal rotation at a club store that did not repeat in the current second quarter. The sales volume increase for Southern Style Nuts came from increased promotional activity at a current club store customer.

For the first two quarters of fiscal 2022, net sales increased to $479.5 million from $443.8 million for the first two quarters of fiscal 2021. The increase in net sales was primarily attributable to 9.7% increase in sales volume. The increase in net sales from the sales volume increase was partially offset by a 1.5% decrease in the weighted average selling price per pound for our products. The decline in the weighted average selling price resulted from a decline in commodity acquisition costs for all major tree nuts except cashews. For the first two quarters of fiscal 2022, sales volume increased in all three of our distribution channels. Sales volume increased in the consumer distribution channel by 7.2% primarily from a 13.6% increase in private brand sales volume driven by sales volume increases for trail and snack mixes and mixed nuts mainly from new distribution at existing customers, which was partially offset by decreases in sales volume for private brand peanuts and a sales volume decline for our Fisher snack nuts for the same reasons cited in the quarterly comparison. Sales volume increased 32.0% in the commercial ingredients distribution channel mainly as a result of a 45.2% increase in sales volume in our foodservice business for the same reason cited above in the quarterly comparison. Sales volume in the contract packaging distribution channel increased 3.8% for the same reasons cited in the quarterly comparison which was partially offset by promotional activity by the same customer that did not recur in the current year first quarter.

Gross profit decreased $0.6 million, or 1.1%, for the second quarter of fiscal 2022 compared to the second quarter of fiscal 2021. Gross profit margin, as a percentage of net sales, decreased to 20.6% for the second quarter of fiscal 2022 from 22.6% for the second quarter of fiscal 2021. The decreases in gross profit and gross profit margin were mainly attributable to manufacturing scheduling inefficiencies due to the current supply chain issues, and inflationary cost increases including labor, freight and manufacturing supplies, which were largely offset by increased sales volume.

In the year-to-date comparison, gross profit increased $11.9 million, and gross profit margin increased to 21.7% for the first two quarters of fiscal 2022 from 20.8% for the first two quarters of fiscal 2021. The increases in gross profit and gross profit margin were primarily attributable to lower commodity acquisition costs for all major tree nuts except cashews and increased sales volume, which were partially offset by the manufacturing inefficiencies and inflationary cost increases noted above in the quarterly comparison.

Total operating expenses increased $9.0 million, and total operating expenses, as a percentage of net sales, increased to 13.4% from 10.7% in the quarterly comparison. The increase in operating expenses resulted mainly from an approximately $3.0 million increase in advertising, consumer insight research and related consulting expenses as we continue to reinvent and reinvigorate our brands. An increase in freight expense of approximately $1.9 million and an increase in payroll and a payroll-related expenses of approximately $0.5 million also contributed to the increase in total operating expenses. The prior year’s second quarter also included an insurance settlement gain of $2.3 million that did not reoccur in the current quarter.

Total operating expenses for the first two quarters of fiscal 2022 increased $13.0 million, and total operating expenses, as a percentage of net sales, increased to 12.2% from 10.2%. The increase in total operating expenses was mainly due to the same reasons cited in the quarterly comparison. The insurance settlement gain that occurred in the second quarter of the prior year was offset by the gain from the sale of our Garysburg, North Carolina facility that occurred in the first quarter of the current fiscal year.

Interest expense for the current second quarter increased slightly as compared to the second quarter of fiscal 2021 due to higher average short-term debt levels. For the first two quarters of fiscal 2022, interest expense decreased slightly due to a reduction in our weighted average interest rate.

The total value of inventories on hand at the end of the second quarter of fiscal 2022 increased 15.0% compared to the total value of inventories on hand at the end of the second quarter of fiscal 2021 due to higher commodity acquisition costs for almost all tree nuts, peanuts, dried fruit and other raw materials, which were partially offset by lower on hand quantities of inshell pecans and cashews. The weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the second quarter of fiscal 2022 increased 24.4% compared to the weighted average cost per pound at the end of the second quarter of fiscal 2021. The increase in the weighted average cost per pound of raw nut and dried fruit input stocks was attributable to higher commodity acquisition costs for almost all input stock items, which was offset in part by lower on hand quantities of inshell pecans and cashews.

“I am pleased to report that we continue to deliver strong net sales and volume growth in this unprecedented operating environment. We reported sales volume growth for a majority of our brands, in all our distribution channels and in our e-commerce initiatives. In addition, our commercial ingredients and contract packaging channels continue to recover from the impact of COVID-19 as sales volume in these channels has approached pre-pandemic levels. However, inefficiencies from supply chain issues, higher than anticipated inflationary input costs and labor shortages had a negative impact on our profitability as they outpaced our pricing actions in respect to timing. All our pricing actions are expected to be fully implemented by the early part of the third quarter which are intended to significantly offset inflationary input costs that we have incurred or expect to incur. However, additional pricing action may be required if these inflationary costs exceed our current expectations as we continue to review pricing with our customers on a regular basis,” noted Jeffrey Sanfilippo, Chief Executive Officer. “In order to maintain our high service levels and ensure store shelves were stocked during the holiday season, we incurred approximately $1.9 million in temporary incremental payroll costs as we paid an enhanced wage rate to our plant and distribution employees during the holiday season and incurred additional freight surcharges to ensure our products were delivered on time. I am very grateful and proud of our team members who worked long hours to ensure all customer orders were satisfied in such a challenging time. In respect to pound volume growth at retail, our brands had mixed results according to IRi Total U.S.—Multi Outlet market data in the quarterly comparison. Fisher recipe nut pound volume declined less than 1%, while pound volume for the total recipe nut category decreased 4.2%. The slight decline in Fisher recipe nut pound volume was primarily attributable to a decline in sales velocity. Orchard Valley Harvest pound volume decreased 2.4% mainly from item discontinuance at a mass retailer. The pound volume for the total produce category increased 2.3%. Fisher snack nut pound volume decreased 24.6%, while pound volume for the total snack nut category decreased 2.8%. The decrease in pound volume for Fisher snack nuts was attributable to the factors that led to the sales volume decrease discussed above. Southern Style Nuts pound volume increased 6.7% primarily due to the factors that led to the sales volume increase discussed above, while pound volume for the total trail and snack mix category increased 10.2%,” Mr. Sanfilippo stated. “Finally, we continue to focus on our long-term strategic plan by investing in our brands and customers and exploring potential acquisitions, and we began to see the impact of our new brand strategy in the current second quarter,” concluded Mr. Sanfilippo.

The Company will host an investor conference call and webcast on Friday, January 28, 2022, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter conference ID number 4284207. This call is being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers (of branded products, private label products or otherwise), or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures including competition in the recipe nut category;

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(vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn, particularly in light of COVID-19; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages, illness or quarantine; (xii) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xiii) technology disruptions or failures; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change and (xvi) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand name.

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	December 23, 2021	December 24, 2020	December 23, 2021	December 24, 2020
Net sales	$253,207	$233,575	$479,536	$443,848
Cost of sales	200,977	180,780	375,503	351,721

Gross profit	52,230	52,795	104,033	92,127

Operating expenses:
Selling expenses	23,567	17,694	41,312	29,778
Administrative expenses	10,401	7,305	19,470	15,680
Gain on sale of facility, net	—	—	(2,349)	—

Total operating expenses	33,968	24,999	58,433	45,458

Income from operations	18,262	27,796	45,600	46,669

Other expense:
Interest expense	420	376	791	826
Rental and miscellaneous expense, net	323	365	671	797
Other expense	619	629	1,237	1,259

Total other expense, net	1,362	1,370	2,699	2,882

Income before income taxes	16,900	26,426	42,901	43,787
Income tax expense	3,653	6,541	10,405	11,090

Net income	$13,247	$19,885	$32,496	$32,697

Basic earnings per common share	$1.15	$1.73	$2.82	$2.85

Diluted earnings per common share	$1.14	$1.72	$2.81	$2.83

Cash dividends declared per share	$—	$—	$3.00	$2.50

Weighted average shares outstanding
— Basic	11,531,844	11,493,759	11,525,730	11,485,523

— Diluted	11,576,656	11,533,526	11,582,642	11,542,057

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	December 23, 2021	June 24, 2021	December 24, 2020
ASSETS
CURRENT ASSETS:
Cash	$1,027	$672	$1,763
Accounts receivable, net	65,032	66,334	60,495
Inventories	178,741	147,998	155,371
Prepaid expenses and other current assets	12,764	8,568	9,872
Assets held for sale	—	1,595	—

	257,564	225,167	227,501

PROPERTIES, NET:	133,820	133,374	129,018

OTHER LONG-TERM ASSETS:
Intangibles, net	18,603	19,611	20,618
Deferred income taxes	4,304	6,087	7,288
Operating lease right-of-use assets	2,852	3,484	4,119
Other	9,579	10,732	9,017

	35,338	39,914	41,042

TOTAL ASSETS	$426,722	$398,455	$397,561

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$35,885	$8,653	$9,169
Current maturities of long-term debt	3,909	3,875	3,780
Accounts payable	63,452	48,861	52,140
Bank overdraft	1,668	1,093	1,510
Accrued expenses	25,912	37,722	31,389

	130,826	100,204	97,988

LONG-TERM LIABILITIES:
Long-term debt	8,943	10,855	12,817
Retirement plan	35,596	34,919	32,146
Long-term operating lease liabilities	1,504	2,103	2,704
Other	8,050	7,880	7,899

	54,093	55,757	55,566

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	90	90	90
Capital in excess of par value	127,080	126,271	125,032
Retained earnings	124,298	126,336	128,070
Accumulated other comprehensive loss	(8,487)	(9,025)	(8,007)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	241,803	242,494	244,007

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$426,722	$398,455	$397,561